Exhibit 5.1 and 23.2

November 13, 2009

Timberline Resources Corporation

101 East Lakeside Avenue

Coeur D’ Alene, Idaho  83814

Re:

Registration Statement on Form S-3 (No. 333-162631)

as originally filed October 22, 2009, as amended November 13, 2009

Ladies and Gentlemen:

We have acted as United States counsel to Timberline Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time of common shares, par value $0.001 (the “Common Shares”).  The aggregate initial offering price of the Common Shares that may be offered and sold by the Company pursuant to the Registration Statement to which this opinion is an exhibit will not exceed $30,000,000. The Common Shares will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that, other than with respect to the Company, such agreements or instruments are the valid, binding and enforceable obligations of such parties.   As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and public officials.

For purposes of the opinion set forth below, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded, (b) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Common Shares offered thereby, (c) all Common Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement, (d) any definitive purchase, underwriting or similar agreement with respect to any Common Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (e) the Common Shares being offered will have been duly authorized, created and, if appropriate, reserved for issuance, (f) as of the

Timberline Resources Corporation

November 13, 2009

date of the issuance of any Common Shares, there will be sufficient Common Shares authorized and unissued under the Company’s then operative certificate of incorporation (the “Certificate of Incorporation”) and not otherwise reserved for issuance, (g) at the time of issuance of the Common Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (h) at the time of issuance of the Common Shares, the Certificate of Incorporation and then operative bylaws of the Company (the “Bylaws” and collectively with the Certificate of Incorporation, the “Charter Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, and (i) that the terms, execution and delivery of the Common Shares (A) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (B) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have not verified any of the foregoing assumptions.

Based upon the foregoing, and in reliance thereon, we are of the opinion that with respect to the Common Shares, when (a) the Company has taken all necessary action to authorize and approve the issuance thereof, and (b) certificates representing the Common Shares have been duly executed, countersigned, registered and delivered, as contemplated by the Registration Statement and/or the applicable Prospectus Supplement against payment therefor in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Company and in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement, such Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Sincerely,

DORSEY & WHITNEY LLP

KGS/KRA